Exhibit 10.1

September 7, 2012

Ms Nancy Shemwell

Dear Nancy:

We are pleased to offer you a position with Extreme Networks (the “Company”) as Executive Vice President of Global Sales (“EVP, Global Sales”), reporting to Oscar Rodriguez. Should you decide to join us, you will receive a semi-monthly salary of $13,542 (which would equal $325,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures.

As Executive Vice President of Global Sales, you will be eligible to participate in the FY13 Sales Compensation Plan (the “Plan”) with targeted annual earnings of $487,500 (less applicable taxes and withholdings) when the Company achieves $340 million in revenue for fiscal year 2013. All commissions and bonuses earned will be paid in accordance with the Plan and are based on active employment status with the Company. The Company retains the right to change or amend the Plan at any time.

You will be eligible to participate in the stock based portion of the FY13 Long Term Executive Incentive Plan that is currently being developed in conjunction with the Compensation Committee for the Board of Directors.

You will also receive a recoverable draw of $40,000 (less applicable taxes and withholdings) for Q2 FY13.

In addition, you are eligible to receive a cash bonus of $25,000, less applicable taxes and withholdings, on the first anniversary of your first day of employment with the Company.

As a Company employee, you are also eligible to receive certain employee benefits including stock options. Subject to the approval of the Board or the Compensation Committee, we are pleased to offer you a one-time option to acquire 250,000 (Two hundred and fifty thousand) shares of common stock (the “Options”). Generally, grants are reviewed for approval once a quarter, and are awarded at an exercise price equal to the closing price of the Company’s common stock on the second business day after we publicly announce our financial results for the quarter. One-fourth (1/4) of these shares will vest one year from your first date of employment, provided that you are still employed by the Company at that time. The remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month, so long as your employment with the Company continues. In addition you will receive a grant of 100,000 shares of restricted stock that will vest in three installments of one-third of the shares on your first anniversary, one-third on your second anniversary of employment, and one-third on your third anniversary of employment. All vesting and rights to exercise under any Options offered hereunder will also be subject to your continued employment with the Company at the time of vesting. Your equity awards are also subject to the terms of our Executive Change in Control Severance Plan.

All vesting under any Option or Restricted Stock grants offered hereunder will be subject to your continued service with the Company at the time of vesting. You may exercise any Options no later than the ninetieth day following the cessation of your service to the Company. Your Option grant and any Restricted Stock grant are each further conditioned on your execution of the Company’s standard form of employee stock option and restricted stock agreement, respectively, and will be governed by and subject to the terms of those agreements.

The Company also has a policy of providing a Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company (the “Severance Plan”). Those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those standard terms currently in effect for the other executive officers of the Company with your benefit including a payment equal to 12 months of salary. A copy of the Severance Plan has been enclosed for your information.

In addition to the foregoing benefits, you will be eligible to participate in various other Company benefit plans, including its group health, short-term disability, long-term disability, and life insurance plans, as well as its 401(k) and employee stock purchase plans. Your participation in the Company’s benefit plans will be subject to the terms and conditions of the specific benefit plans. As a Executive Vice President of the Company, you are not eligible to participate in the Company’s Flexible Time Off (“FTO”) program, and you will not accrue any FTO hours. You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of your manager.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

You agree to terminate any other consulting or similar engagement you may now have.

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.

This offer is contingent upon the completion of a customary background check with the results being satisfactory to the Company, your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Patricia Knudsen, Global Staffing, at Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051. A duplicate original is in enclosed for your records. This offer of employment, if not accepted, will expire on September 12, 2012.

You will be contacted by the Benefits Department within one week of your start date with information about the next scheduled Benefits Orientation. At that time you will gain access to enroll in benefits which will be retroactive to your hire date.

This agreement, along with any agreements referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company. This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from you.

Nancy, we look forward to welcoming you to Extreme Networks and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Oscar Rodriguez
EXTREME NETWORKS INC. Oscar Rodriguez President & CEO, Extreme Networks

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Nancy Shemwell	September 8, 2012
Nancy Shemwell	Date

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